Exhibit 99.1

Wesco Aircraft Holdings Reports Fiscal Third Quarter 2011 Results

VALENCIA, CA, August 9, 2011 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal third quarter ended June 30, 2011.

Highlights

•                  Revenue was $180.0 million, a company record, up 5.2% compared to $171.1 million in the third quarter of 2010

•                  Adjusted EBITDA was $43.9 million, compared to $45.9 million in the third quarter of 2010

•                  Adjusted Diluted EPS was $0.23, compared to $0.26 in the third quarter of 2010

•                  Completed an initial public offering of 21.0 million shares of common stock on August 2, 2011

Fiscal 2011 3rd Quarter Results

Revenue for the third fiscal quarter was $180.0 million, an increase of 5.2% compared to $171.1 million in the prior year period.  Wesco continued to experience strong international growth during the quarter.  Ad hoc, JIT and LTA sales as a percentage of net sales represented 40%, 28% and 32%, respectively, compared to 35%, 32% and 33%, respectively, for the same period last year.

Adjusted EBITDA for the third quarter was $43.9 million as compared to $45.9 million in the third quarter of 2010.  The change was primarily due to a decline in the gross profit percentage caused by changes in the sales mix. Net income for the third quarter of 2011 was $14.0 million, or Diluted Earnings Per Share (EPS) of $0.15.  This compared to $21.5 million, or $0.24 per share in the prior year period. This decline was primarily driven by the recording of a loss on the extinguishment of debt in the amount of $7.1 million in conjunction with the April 2011 debt refinancing, and $2.5 million of fees related to Wesco’s initial public offering.  Adjusted Net Income was $21.1 million, or $0.23 per share, compared to $23.6 million, or $0.26 per share in the prior year period, driven by the decline in the gross profit percentage.

Randy Snyder, Wesco’s Chairman, President, and Chief Executive Officer said, “First, we are very excited that Wesco Aircraft is now a public company.  I want to thank all of our employees and those outside the company that helped make this possible. This is the culmination of a goal that I have had for a long time.  With that said, we are pleased with our performance this quarter as we report record revenues, and continue to strengthen our competitive position globally.”

“During the quarter, we remained focused on improving our processes and expanding our product offering.  We believe that we are well positioned to capitalize on the aerospace industry growth cycle, which we believe will support the continued growth of our business,” added Snyder.

Financial Outlook

Based on the strong performance during the first three quarters of the fiscal year and current outlook for the fourth quarter, Wesco expects full year revenues for fiscal 2011 of between $704 million and $708 million, representing a growth rate of 7% to 8% over our 2010 results.  Diluted EPS and Adjusted Diluted EPS are expected to be in the range of $0.79 to $0.82, and $0.93 to $0.96, respectively.  These EPS estimates are based on an estimated 2011 fiscal year average diluted share count of 93.4 million.

Conference Call Information

The Company will hold a conference call to discuss its third quarter 2011 results at 5:00 p.m. EDT this afternoon. The call will be webcast live over the Internet from the Company’s website at www.wescoair.com under “Investor Relations.” Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call also is available by dialing 1-800-561-2601 (domestic) or 1-617-614-3518 (international) and entering passcode 62068921. Participants should ask for the Wesco Aircraft Holdings third quarter earnings conference call.

A replay of the live conference call will be available approximately one hour after the call.  The replay will be available on the Company’s website or by dialing 1-888-286-8010 (domestic) or 1- 617-801-6888 (international) and entering the replay passcode 49558849.  The telephonic replay will be available until Tuesday, August 16, 2011.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers the world’s broadest inventory of aerospace parts, comprised of approximately 450,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,000 employees across 28 locations in 10 countries.

Contact Information:

Richard Zubek

Investor Relations

661-802-5078

InvestorRelations@wescoair.com

Non-GAAP Financial Information

“Adjusted Net Income” represents Net Income before: (i) amortization of intangible assets, (ii) amortization of inventory step-up, (iii) amortization or write-off of deferred financing costs and original issue discount, or OID, (iv) Carlyle Acquisition related non-cash stock-based compensation expense, (v) unusual or non-recurring items and (vi) the tax effect of items (i) through (v) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted EBITDA” represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization, (iv) amortization of inventory step-up, (v) Carlyle Acquisition related noncash stock-based compensation expense and (vi) unusual or non-recurring items.

Wesco utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We believe these metrics are used in the financial community, and we present these metrics to enhance investors, understanding of our operating performance and cash flow. You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance, or as an alternative to net cash provided by operating activities, determined in accordance with GAAP, as an indicator of our cash flow. Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the Company’s financial condition, results of operations or business or its expectations or beliefs concerning future events. Such forward-looking statements include the discussions of the Company’s business strategies and the Company’s expectations concerning future operations, revenues, earnings per share, margins, profitability, liquidity and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although the Company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements involve risks, uncertainties, estimates and assumptions that may cause the Company’s actual results, performance or achievements to be materially different. Additional information relating to factors that may cause actual results to differ from the Company’s forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, including the prospectus, dated July 27, 2011, relating to the Company’s initial public offering. The Company undertakes no obligation to update or revise forward-looking statements after the day of the release as a result of new information, future events or developments except as required by law.

Exhibits:

Exhibit 1:	Consolidated Statements of Income
Exhibit 2:	Condensed Consolidated Balance Sheets
Exhibit 3:	Condensed Consolidated Statements of Cash Flows
Exhibit 4:	Non-GAAP Financial Information

Exhibit 1

Wesco Aircraft Holdings, Inc

Consolidated Statements of Income (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Net sales	$180,013	$171,116	$529,556	$482,027
Cost of sales	111,393	102,876	326,811	295,948
Gross profit	68,620	68,240	202,745	186,079
Selling, general and administrative expenses	29,817	24,968	79,698	74,294
Income from operations	38,803	43,272	123,047	111,785
Interest expense, net	(14,966)	(9,199)	(27,551)	(27,413)
Other income (expense), net	45	(495)	(133)	562
Income before provision for income taxes	23,882	33,578	95,363	84,934
Provision for income taxes	(9,921)	(12,121)	(37,794)	(31,292)
Net income	$13,961	$21,457	$57,569	$53,642
Net income per share:
Basic	$0.15	$0.24	$0.64	$0.59
Diluted	$0.15	$0.24	$0.62	$0.59
Weighted average shares outstanding:
Basic	90,613,816	90,569,141	90,598,673	90,569,141
Diluted	92,712,655	90,571,536	92,661,695	90,571,353

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands, except share and per share data)

	June 30,	September 30,
	2011	2010
Assets
Cash and cash equivalents	$35,939	$39,463
Accounts receivable, net	100,092	89,427
Inventories	480,784	483,442
Other current assets	8,903	6,581
Deferred income taxes	30,482	33,138
Total current assets	656,200	652,051
Long-term assets	627,481	626,961
Total assets	$1,283,681	$1,279,012
Liabilities and Stockholders’ Equity
Accounts payable	$45,601	$59,183
Other current liabilities	$17,000	$20,888
Capital lease obligations—current portion	2,112	1,354
Income taxes payable	1,599	5,500
Total current liabilities	66,312	86,925
Long-term liabilities	612,350	646,348
Total liabilities	678,662	733,273
Total stockholders’ equity	605,019	545,739
Total liabilities and stockholders’ equity	$1,283,681	$1,279,012

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Nine Months Ended
	June 30,	June 30,
	2011	2010
Cash flows from operating activities
Net income	$57,569	$53,642
Adjustments to reconcile net income to net cash provided by operating activities
Non-cash items	20,482	19,372
Changes in assets and liabilities
Accounts receivable	(10,628)	(11,170)
Income taxes receivable	(3,275)	(18)
Inventories	2,447	(1,634)
Prepaid expenses and other assets	1,969	2,586
Accounts payable	(13,602)	(2,639)
Accrued expenses and other liabilities	(222)	3,486
Income taxes payable	(3,722)	2,304
Net cash provided by operating activities	51,018	65,929
Cash flows from investing activities
Purchases of property and equipment	(3,991)	(2,527)
Net cash used in investing activities	(3,991)	(2,527)
Cash flows from financing activities
Net repayments under line of credit	—	(798)
Repayments of long-term debt	(36,243)	(38,382)
Financing fees	(13,144)	—
Repayment of capital lease obligations	(1,448)	(902)
Net cash used in financing activities	(50,835)	(40,082)
Effect of foreign currency exchange rates on cash and cash equivalents	284	(881)
Net increase (decrease) in cash and cash equivalents	(3,524)	22,439
Cash and cash equivalents, beginning of period	39,463	11,406
Cash and cash equivalents, end of period	$35,939	$33,845

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(Amounts in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
EBITDA & Adjusted EBITDA
Net income	$13,961	$21,457	$57,569	$53,642
Income tax expense	9,921	12,121	37,794	31,292
Interest and other, net	14,966	9,199	27,551	27,413
Depreciation and amortization	2,331	2,249	6,960	6,711
EBITDA	41,179	45,026	129,874	119,058
Amortization of inventory step-up	—	516	—	1,548
Carlyle Acquisition related non-cash stock-based compensation expense	176	397	527	1,191
Unusual or non-recurring items	2,504	—	2,504	—
Adjusted EBITDA	$43,859	$45,939	$132,905	$121,797

Adjusted Net Income
Net income	$13,961	$21,457	$57,569	$53,642
Amortization of intangible assets	926	1,062	2,774	3,198
Amortization of inventory step-up	—	516	—	1,548
Amortization of deferred financing costs	8,355	1,614	10,280	3,465
Carlyle Acquisition related non-cash stock-based compensation expense	176	397	527	1,191
Unusual or non-recurring items	2,504	—	2,504	—
Adjustments for tax effect (@ 40%)	(4,784)	(1,436)	(6,434)	(3,761)
Adjusted Net Income	$21,138	$23,610	$67,220	$59,283

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	90,613,816	90,569,141	90,598,673	90,569,141
Adjusted Net Income Per Basic Shares	$0.23	$0.26	$0.74	$0.65

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	92,712,655	90,571,536	92,661,695	90,571,353
Adjusted Net Income Per Diluted Shares	$0.23	$0.26	$0.73	$0.65